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                                                            Exhibit 99.(d)(2)(e)


                         SANFORD C. BERNSTEIN FUND, INC.
               SHAREHOLDER SERVICING AND ADMINISTRATIVE AGREEMENT

                   BERNSTEIN INTERNATIONAL VALUE PORTFOLIO II


         SHAREHOLDER SERVICING AND ADMINISTRATIVE AGREEMENT, dated as of February 22, 1999, between SANFORD C. BERNSTEIN FUND, INC., a Maryland Corporation (the "Fund"), on behalf of the Bernstein International Value Portfolio II (the "Portfolio"), and SANFORD C. BERNSTEIN & CO., INC., a New York Corporation ("Bernstein").

         In consideration of the mutual agreements herein made, the parties hereto agree as follows:

         1.  Duties of Bernstein.

         a. Shareholder Servicing. Bernstein shall provide shareholder servicing to the Fund, the Portfolio, or its shareholders, including, but not limited to:
(i) processing share purchase and redemption requests transmitted or delivered to the office of Bernstein; (ii) proxy solicitations and providing information to shareholders concerning their mutual fund investments, systematic withdrawal plans, dividend payments and reinvestments, shareholder account or transaction status, net asset value of shares, Portfolio performance, Fund services, plans and options, investment policies, Portfolio holdings and distributions and the taxation thereof; and (iii) dealing with shareholder complaints and correspondence directed to or brought to the attention of Bernstein. Bernstein may enter into agreements with other organizations whereby some or all of Bernstein's duties in this regard may be delegated, and such organizations will be compensated therefor by Bernstein.

         b. Administration. Bernstein shall also manage the corporate affairs of the Portfolio including, but not limited to (i) providing office space, clerical, secretarial, and administrative services (exclusive of, and in addition to, any such service provided by any others retained by the Fund on behalf of the Portfolio) and executive and other personnel necessary for the operations of the Fund and of the Portfolio, (ii) supervising those responsible for the financial and accounting records required to be maintained by the Fund and (iii) overseeing the performance of services provided to the Fund on behalf of the Portfolio by others, including the Custodian and Transfer Agent. Bernstein's performance of its duties under this Agreement shall be subject in each case to oversight by the Board of Directors of the Fund (the "Board") and in accordance with the objectives and policies set forth in the Registration Statement and the current Prospectus and Statement of Additional Information relating to the Fund or the Portfolio, as amended from time to time, the requirements of the Investment Company Act of 1940, as amended (the "Act") and other applicable law.

         2. Limitation of Liability. Subject to Section 36 of the Act, Bernstein, and the directors, officers and employees of Bernstein, shall not be liable to the Fund or the Portfolio for any error of judgment or mistake of law or for any loss arising out of the performance or non-performance of duties under this Agreement, except for willful misfeasance, bad faith or gross negligence in the performance of, or by reason of reckless disregard of, obligations and duties under this Agreement.

         3. Indemnification. The Fund, on behalf of the Portfolio, shall indemnify and hold harmless Bernstein, and the directors, officers, and employees of Bernstein, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the performance or non-performance of any duties under this Agreement, provided, however, that nothing herein shall be deemed to protect Bernstein or any director, officer or employee thereof against any liability to the Fund or its stockholders, to which Bernstein or any director, officer or employee thereof would otherwise be subject by reason of

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willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement.

         4. Expenses. Bernstein shall pay all of its expenses arising from the performance of its obligations under Section 1 of this Agreement and shall pay any salaries, fees and expenses of the Directors who are employees of Bernstein. Bernstein shall not be required to pay any other expenses of the Fund or the Portfolio, including (a) the fees payable to Bernstein under this Agreement and the Investment Management Agreement; (b) the fees and expenses of Directors who are not affiliated with Bernstein; (c) the fees and expenses of the Custodian and Transfer Agent, including but not limited to fees and expenses relating to Fund accounting, pricing of the shares of the Portfolio and computation of net asset value; (d) the fees and expenses of calculating yield and/or performance of the Portfolio; (e) the charges and expenses of legal counsel and independent accountants; (f) all taxes and corporate fees payable to governmental agencies;
(g) the fees of any trade association of which the Fund is a member; (h) reimbursement of the Portfolio's share of the organization expenses of the Portfolio or the Fund; (i) the fees and expenses involved in registering and maintaining registration of the Fund and the Portfolio's shares with the Securities and Exchange Commission, registering the Fund as a broker or dealer and qualifying the shares of the Portfolio under state securities laws, including the preparation and printing of the registration statements and prospectuses for such purposes, allocable communications expenses with respect to investor services, all expenses of shareholders' and Board of Directors' meetings and preparing, printing and mailing proxies, prospectuses and reports to shareholders; (j) brokers' commissions, dealers' mark-ups and any issue or transfer taxes chargeable in connection with the Portfolio's transactions; (k) the cost of stock certificates representing shares of the Portfolio; (1) insurance expenses, including, but not limited to, the cost of a fidelity bond, directors and officers insurance and errors and omissions insurance; and (m) litigation and indemnification expenses, expenses incurred in connection with mergers, and other extraordinary expenses not incurred in the ordinary course of the Portfolio's business.

         5. Compensation. As compensation for the services performed and the facilities and personnel provided by Bernstein pursuant to Section 1 of this Agreement, the Fund, on behalf of the Portfolio, will pay to Bernstein, promptly after the end of each month, a fee assessed at an annual rate of 0.25 of 1% of the average daily net assets of the Portfolio during the month. If Bernstein shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated. Nothing herein shall prohibit the Directors from approving the payment by the Fund, or the Portfolio, of additional compensation to others for consulting services, supplemental research and security and economic analysis.

         6. Term of Agreement. This Agreement shall continue in effect with respect to the Portfolio for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the Act with regard to investment advisory contracts; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, on behalf of the Portfolio, by the Fund, by the Board or, with respect to the Portfolio, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, or by Bernstein, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the Act).

         7. Miscellaneous. This Agreement may be amended by mutual written consent. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Bernstein may perform the same services for other persons or
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entities, including other investment companies.

         IN WITNESS WHEREOF, the Fund, on behalf of the Portfolio, and Bernstein have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                 SANFORD C. BERNSTEIN & CO., INC.



                                 By:
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                                     Lewis A. Sanders, Chairman


                                 SANFORD C. BERNSTEIN FUND, INC.



                                 By:
                                     -----------------------------
                                     Jean Margo Reid, Secretary

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